                                                                    EXHIBIT 10.2




                                INTRASTATE FIRM
                          GAS TRANSPORTATION AGREEMENT





                         Effective Date:  March 1, 1997


                                    between




                           TRANSTEXAS GAS CORPORATION
                                   "Shipper"


                                      and



                             LOBO PIPELINE COMPANY
                                 "Transporter"


Certain portions of this document have been omitted and filed separately with the Commission pursuant to an Application for Confidential Treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                               TABLE OF CONTENTS

ARTICLE          SUBJECT                                                                                PAGE
-------          -------                                                                                ----
I.               Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
II.              General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
III.             Quantity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
IV.              Receipt Point(s) and Delivery Point(s) . . . . . . . . . . . . . . . . . . . . . . . . . 9
V.               Scope and Character of Service . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
VI.              Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
VII.             Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
VIII.            Nominations, Scheduling and Rates of Flow  . . . . . . . . . . . . . . . . . . . . . .  13
IX.              Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
X.               Balancing of Receipts and Deliveries . . . . . . . . . . . . . . . . . . . . . . . . .  16
XI.              Pressures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
XII.             Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
XIII.            Metering Facilities, Measurement and Testing . . . . . . . . . . . . . . . . . . . . .  19
XIV.             Measurement Specifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
XV..             Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
XVI.             Billing and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
XVII.            Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
XVIII.           Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
XIX.             Governmental Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
XX..             Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
EXHIBITS:        Exhibit "A" - Receipt Point(s)
                 Exhibit "B" - Delivery Point(s)
                 Exhibit "C" - Nomination Form
                 Exhibit "D" - Bob West North Field
                 Exhibit "E" - Gas Allocation - Approximation of Composition Example
                 Exhibit "F" - Other Properties

                  INTRASTATE FIRM GAS TRANSPORTATION AGREEMENT

       THIS AGREEMENT entered on this first day of March 1997, (Effective Date) between LOBO PIPELINE COMPANY, a Delaware corporation, hereinafter referred to as "TRANSPORTER", and TRANSTEXAS GAS CORPORATION, a Delaware corporation, hereinafter referred to as "SHIPPER".

                              W I T N E S S E T H:

       WHEREAS, Shipper has requested that Transporter transport, from the Receipt Point(s) identified and described herein, certain quantities of Gas; and

       WHEREAS, Transporter operates certain facilities in the State of Texas for the gathering and transportation of natural gas, and is an "intrastate pipeline" within the meaning of Section 2(16) of the Natural Gas Policy Act of 1978 ("NGPA") and is subject to the regulatory jurisdiction of the Railroad Commission of Texas ("RRC").

       NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 "GAS" means natural gas and includes casinghead gas produced with crude oil, gas well gas produced from gas wells, and residue gas resulting from processing both casinghead gas and gas well gas, which natural gas is both owned by Shipper (or is Shipper's royalty gas) and produced from the Bob West North Field located in Zapata County, Texas, from leases in which Shipper is an equity owner. This definition of "Gas" shall also include natural gas produced from specific properties as identified on Exhibit "F".

1.2 "DAY" or "DAILY" mean the period of time beginning at 9:00 a.m., local time, on any calendar Day and ending at 9:00 a.m., local time, on the calendar Day immediately following.

1.3 "MONTH" or "MONTHLY" means a period beginning at 9:00 a.m., local time, on the first Day of a calendar month, and ending at 9:00 a.m., local time, on the first Day of the calendar month immediately following.

1.4 "YEAR" means a period consisting of three-hundred-sixty-five (365) consecutive Days, commencing on the Effective Date at 9:00 a.m., local time and ending at 9:00 a.m., local time; provided, that any Year which contains the date of February 29 will consist of three-hundred-sixty-six (366) consecutive Days.

1.5 For payment and measurement purposes, the quantity of Gas delivered and received, stated in MMBtu, is derived by taking the measured volumes of Gas in Cubic feet multiplied by their Gross Heating Value divided by one million (1,000,000). The pertinent terms are as follows:

       (a) "CUBIC FEET", "CUBIC FOOT" or "CF" mean the volume of gas which occupies one (1) cubic foot of space at a temperature of sixty degrees (60 degrees) Fahrenheit and an absolute pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute (psia).

       (b) "MCF" means one thousand (1,000) Cubic feet of gas and "MMCF" means one million (1,000,000) Cubic feet of gas.

       (c) "BTU" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths degrees (58.5 degrees) Fahrenheit to fifty-nine and five tenths degrees (59.5 degrees) Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65).

       (d)       "MMBTU" means one million (1,000,000) Btu.

       (e) "GROSS HEATING VALUE" means the number of Btu's liberated by the complete combustion, at a constant pressure, of one (1) Cubic foot of gas, at a base temperature of sixty degrees (60 degrees) Fahrenheit and a base pressure of fourteen and sixty-five hundredths (14.65) psia, with air of the same temperature and pressure of the gas, after the products of combustion are cooled to the initial temperature of the gas, and after the water resulting from combustion is condensed to the liquid state. The Gross Heating Value of the gas shall be corrected for the water vapor content of the gas being delivered; provided, that if the water vapor content of the gas is seven (7) pounds or less per one million (1,000,000) Cubic feet, the gas shall be assumed to be dry and no correction will be made.

       (f)       "PSIA" means per square inch absolute.

1.6    "STANDARD TEMPERATURE" means sixty degrees (60 degrees) Fahrenheit.

1.7 "STANDARD PRESSURE" means fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.

1.8 "PARTY" means either Transporter or Shipper and the term "PARTIES" shall mean both Transporter and Shipper.

1.9 "TAXES" means any tax (other than ad valorem, income or excess profit taxes), license, fee or charge now or hereafter levied, assessed or made by a governmental authority on any natural gas transportation, or any occupation, production, severance or sales tax, first use tax, gross receipt tax, or taxes similar in nature or equivalent in effect which are now or hereafter imposed or assessed against Transporter by any lawful authority as a result of the transportation of Gas pursuant to this Agreement or on the act, right or privilege of transporting, handling or delivering Gas which is measured by the volume, value, carbon content or sales price of the Gas or the gross receipts from providing transportation service.

1.10 "EQUIVALENT QUANTITIES" means that volume of gas which is thermally equivalent to the volume of Gas received by Transporter at the Receipt Point(s), less applicable deductions for fuel adjustments as provided for in this Agreement on any one Day.

1.11 "PRIME INTEREST RATE" means the "prime commercial rate" of interest published by Citibank, N.A., New York, New York.

1.12 "RECEIPT POINT(S)" means such point(s) specifically identified in Exhibit "A", a copy of which is hereby incorporated into this Agreement and made a part hereof for all purposes.

1.13 "DELIVERY POINT(S)" means such point(s) specifically identified in Exhibit "B", a copy of which is hereby incorporated into this Agreement and made a part hereof for all purposes.

1.14 "KING RANCH" means the Delivery Point located at the interconnection between Transporter's facilities and the Exxon Co. USA operated King Ranch Plant located in Kleberg County, Texas ("EXXON KING RANCH PLANT"), and which is specifically set forth and identified in Exhibit "B".

1.15 "MDCQ" and "MAXIMUM DAILY CONTRACT QUANTITY" have the meaning set forth at Section 3.1.

1.16 "PRODUCTS" or "LIQUIDS" shall mean those natural gas liquids, including ethane, propane, isobutane, normal butane, and natural gasoline, and mixtures thereof, which may be present in the gas stream and removable in a liquid extraction process.

1.17 "BOB WEST NORTH FIELD" shall mean the area currently known as the Bob West North Field located in Zapata County, Texas, as shown on Exhibit "D", a copy of which is hereby incorporated into this Agreement and made a part hereof for all purposes.

1.18 OTHER TERMS - Each of the following terms is defined in the Section set forth opposite such term:

       Term:                                       Section:
       ----                                        -------
       Transporter                                 Preamble
       Shipper                                     Preamble

       NGPA                                        2d Whereas
       RRC                                         2d Whereas
       Exxon King Ranch Plant                      1.14
       MDCQ                                        3.1
       Interruptible Agreement                     3.1
       Deficiency                                  3.6
       Overage                                     3.6
       Primary Term                                7.1
       Imbalance                                   10.1
       Basket Price                                10.2
       MAOP                                        11.1
       Operator                                    13.1
       API                                         13.2
       force majeure                               15.1
       Payment Due Date                            16.1
       good faith                                  20.12

                                   ARTICLE II
                                    GENERAL

       2.1 WARRANTY OF TITLE - Shipper warrants that it will at the time of delivery of Gas to Transporter under this Agreement have good title to all Gas (excepting only its royalty gas), and the right to deliver its royalty gas, so made available, and that the Gas is free and clear of all liens, encumbrances, or adverse claims of any kind.

       2.2 INDEMNIFICATION - Shipper shall indemnify Transporter and save Transporter harmless from and against any and all suits, actions, losses, damages, costs, and expenses (including reasonable attorneys' fees and court costs), arising from or in connection with any title-related liens, encumbrances, or adverse claims of any persons regarding the Gas.

       2.3 POSSESSION AND RESPONSIBILITY - Prior to the Gas being received by Transporter at the Receipt Point(s) and upon delivery of the Gas to the Shipper at the Delivery Point(s), Shipper is deemed to be in control and in possession of the Gas, and Shipper is responsible for any damages, losses or injuries caused by the Gas while in Shipper's control and/or possession, except for injuries or damages which have been caused by the negligence of Transporter. Transporter is in control and in possession of the Gas subsequent to receipt at the Receipt Point(s) and until such Gas is redelivered to Shipper at the Delivery Point(s), and is responsible for any damages, losses or injuries caused by the Gas while in Transporter's control and/or possession, except for injuries or damages which have been caused by the negligence of Shipper. Notwithstanding the immediately preceding sentences, the Parties hereto understand and acknowledge that title to, or the right to deliver, all Gas transported hereunder shall at all times remain with Shipper or Shipper's designee and not the Transporter.

       2.4 CREDITWORTHINESS OF SHIPPER - Transporter's obligation to perform hereunder is contingent upon Shipper's reciprocal obligation to pay for the services contemplated hereunder in a timely fashion. Prior to commencement of service, or at any time thereafter, Transporter may require Shipper to supply Transporter with credit information including, but not limited to, bank references, financial statements and/or names of persons with whom Shipper has recently transacted business in order that Transporter may make reasonable inquiry into Shipper's creditworthiness and obtain adequate assurance of Shipper's solvency and ability to perform.

       Only if, during the Primary Term or any other term of this Agreement, Shipper fails to pay all monies due under this Agreement within the time frame and in the manner set forth at Article XVI, then Transporter may take any, or a combination, of the following actions: suspend performance of future service pending assurance of payments, demand security for payment, require payment in cash or on a more frequent basis than a Monthly billing cycle, terminate this Agreement pursuant to Section 16.2, or take such other action as is reasonable under the circumstances to protect Transporter's interests, all in Transporter's sole opinion, including requiring Shipper to immediately provide Transporter with an irrevocable standby letter of credit in an amount and in a form acceptable to Transporter and from an institution acceptable to Transporter.

       2.5 GAS PROCESSING - Shipper has the right to process, cause to be processed, or allow the processing of Gas delivered to Transporter. To the extent Shipper does not nominate Gas to the Delivery Point(s), Transporter may in its sole discretion elect to process Shipper's Gas for Transporter's own account but at no cost or expense to Shipper.

                                  ARTICLE III
                                    QUANTITY

       3.1 MAXIMUM DAILY CONTRACT QUANTITY - The total volume of Gas transported under this Agreement on any Day shall not exceed the total Maximum Daily Contract Quantity which is initially agreed to be 400 MMcf per Day ("MDCQ"). Subject to the conditions and limitations hereinafter set forth, Transporter agrees to receive up to the MDCQ of Gas tendered by Shipper at the Receipt Point(s), and to transport and redeliver subject to Article V, on a firm basis, Equivalent Quantities on behalf of Shipper to the Delivery Point(s). Transporter shall not be obligated to accept for transportation hereunder Gas on any Day in excess of the lesser of the following: i) the MDCQ at the Receipt Point(s), or ii) the amounts of Shipper's Gas the Exxon King Ranch Plant will accept from time to time.

       The Parties agree that for each Day volumes of Gas are nominated and confirmed under that certain Interruptible Gas Transportation Agreement dated March 1, 1997 ("INTERRUPTIBLE AGREEMENT") between Transporter and Shipper, the MDCQ hereunder shall be reduced by each Mcf nominated and confirmed under the Interruptible Agreement for such Day.

       3.2 SHIPPER'S DEDICATION - Shipper dedicates to its performance under this Agreement all Gas, with the exception being the specific properties as identified on Exhibit "F".

       3.3 MINIMUM DAILY CONTRACT QUANTITY - If volumes transported by Shipper during any thirty (30) day period average less than, cumulatively, 100 MMcf per Day under i) this Agreement and ii) to the Exhibit "B-2" Delivery Point(s) under the Interruptible Agreement, then Transporter shall not be required to transport Gas hereunder for the succeeding six (6) month period.

       3.4 REDETERMINATION OF MAXIMUM DAILY CONTRACT QUANTITY - (a) Beginning on the first Day of the sixth contract Year, should the average quantity of Gas transported by Transporter during:

       i) the last six (6) Months of the fifth Year be equal to or less than 80 percent (80%) of the initial MDCQ of 400 MMcf per Day, or

       ii) any six (6) consecutive Month period thereafter during the term of this Agreement be less than 80 percent (80%) of the MDCQ for the immediately preceding six (6) consecutive Month period,

then Transporter shall have the unilateral right to reduce the MDCQ for the next succeeding six (6) consecutive Month period to no lower than the average of the quantities of Gas actually delivered by Shipper to Transporter during the immediately prior six (6) consecutive Month period. Transporter shall exercise such right by written notice to Shipper no later than thirty (30) Days prior to beginning of any such period. The last Month of each six (6) consecutive Month period will be estimated, based upon the previous five (5) Months' Gas deliveries hereunder.

       (b) Beginning on the first Day of the sixth contract Year and continuing throughout the term of this Agreement, should the average quantity of Gas made available to Transporter during:

       i) the last six (6) Months of the fifth Year be more than one-hundred and twenty percent (120%) of the initial MDCQ set forth in
       Section 3.1, above; or

       ii) any six (6) consecutive Month period thereafter during the term of this Agreement be more than one hundred and twenty percent (120%) of the MDCQ for the immediately preceding six (6) consecutive Month period, then Shipper shall have the right to request in writing an increase to the MDCQ for the next succeeding six (6) consecutive Month period to no higher than the average of the quantities of Gas actually available during the immediately prior six (6) consecutive Month period. Shipper shall exercise the right set forth in the immediately preceding sentence by written notice to Transporter no later than thirty (30) Days prior to the beginning of any such period. The last Month of each six (6) Month period will be estimated, based upon the previous five (5) Months' Gas deliveries hereunder. If sufficient transportation capacity is available, Transporter shall grant Shipper's request to increase the MDCQ. However, Transporter shall not be under any obligation to increase the MDCQ above 400 MMcf per Day.

       3.5 AVAILABLE RECEIPTS IN EXCESS OF MDCQ - In the event the quantity of Gas which Shipper makes available on any Day to Transporter for transportation at the Receipt Point(s) exceeds the MDCQ, then Transporter may, at its option, (i) transport all or any portion of such excess quantities pursuant to this Agreement, or (ii) refuse to accept all or any portion of such excess quantities for transportation. Transporter shall grant Shipper, upon request from Shipper, a temporary release from Shipper's dedication at Section 3.2, only for those quantities of Gas made available to Transporter but unable to be taken by Transporter; PROVIDED, HOWEVER, such temporary release shall only be until Transporter can take all Gas tendered by Shipper or upon the occurrence of the increase in capacity as set forth in Section 3.7 below. However, in the event that the quantity of Gas which Shipper makes available on any Day to Transporter exceeds 400 MMcf per Day, then the Transporter may, at its option, transport all or any portion of such excess quantities pursuant to this Agreement and charge under Section 6.1.

       3.6 MINIMUM YEARLY CONTRACT QUANTITY - During each of the first five (5) Years of this Agreement, Shipper agrees to deliver to Transporter in accordance with the terms herein and/or in accordance with that certain Interruptible Gas Transportation Agreement between the Parties made effective March 1, 1997, a Minimum Yearly Contract Quantity of Gas of 127,650 MMcf (350 MMcf/Day x 365 Days). At the end of each Year, Transporter shall calculate any Shipper deficiency or overage in meeting the Minimum Yearly Contract Quantity obligations (hereinafter "DEFICIENCY" or "OVERAGE", as appropriate) based upon actual transported volumes. Any Deficiency or Overage shall be settled between the Parties at the rate specified in Article VI, Section 6.4 with an invoice or credit within thirty (30) days of the end of such Year; Shipper's payment will be subject to the terms of Article XVI. Any Overage shall be credited against
i) the prior Year's Deficiency payment applied by Transporter against Shipper's first invoice of the next succeeding Year; and ii) the next succeeding

Year's Deficiency payment (if any). For each full Day during a period of Force Majeure, the Minimum Yearly Contract Quantity of Gas of 127,650 MMcf shall be reduced by 175 MMcf.

       3.7 MODIFICATION OF OR ADDITIONS TO FACILITIES - In the event Shipper has available for transportation hereunder a quantity of Gas which i) is in excess of the then-existing MDCQ and such quantity of Gas has consistently exceeded the MDCQ during a six (6) consecutive Month period; ii) in order to accommodate such excess quantity of Gas, it is necessary to add capacity to Transporter's transportation assets; and iii) Shipper has exhausted its good faith efforts to maximize deliveries to alternative delivery points available to Shipper, then, upon Shipper's written request sent to Transporter at the addresses set forth in Article XVII, Transporter and Shipper shall in good faith determine and implement an increase in the capacity of Transporter's facilities then being utilized to provide additional transportation under this Agreement. The Parties understand that any increase in the capacity of Transporter's transportation assets in order to accommodate Shipper's excess quantity of Gas will require, among other things to be negotiated at that time, an increase in the then-existing transportation rate to account for the capital investment associated with such an expansion. Such new transportation rate shall be computed using a payout of the required capital investment over a period of seven (7) Years and a return on investment equivalent to five (5) percentage points over the then existing Prime Interest Rate; PROVIDED, HOWEVER, in the event the remaining period in the Primary Term is less than seven (7) Years then such rate shall be calculated to reflect the shortened time period or the Parties may agree to some other method of payment which will result in Transporter's full recoupment of the required capital investment within the foreshortened period of time at the same return on investment of five (5) percentage points over the then existing Prime Interest Rate.

                                   ARTICLE IV
                     RECEIPT POINT(S) AND DELIVERY POINT(S)

       4.1 RECEIPT POINT(S) - Gas delivered to Transporter by Shipper hereunder shall be delivered to Transporter at the Receipt Point(s). Prior to adding any additional Receipt Point(s) to this Agreement, the Parties must first agree to such point(s), in writing.

       4.2 DELIVERY POINT(S) - Gas redelivered to Shipper by Transporter hereunder shall be redelivered to Shipper at the Delivery Point(s). Prior to adding any additional Delivery Point(s) to this Agreement, the Parties must first agree to such point(s), in writing.

                                   ARTICLE V
                         SCOPE AND CHARACTER OF SERVICE

       5.1 SCOPE AND CHARACTER OF SERVICE - Shipper shall have the right on any Day to deliver to Transporter at the Receipt Point(s) quantities of Gas up to and including Shipper's MDCQ. Transporter shall receive such Gas and shall deliver Equivalent Quantities at the Delivery Point(s) for Shipper's account subject to the requirements set forth in Article III and elsewhere in this Agreement, and:

       i) Transporter's obligation to deliver Gas at the Delivery Point(s) exists only so long and only in such quantity as Shipper continues to make deliveries of Gas into Transporter's facilities at the Receipt Point(s); and

       ii) Transporter's obligation to accept Gas at the Receipt Point(s) exists only so long and only in such quantity as Shipper, or its designee, continues to take delivery of Gas made available at the Delivery Point(s).

Shipper recognizes that, unless otherwise specified herein, the services hereunder are to be performed by Transporter on a firm basis but may be interrupted in accordance with Section 5.2 below. The Parties agree that in no event shall an interruption of service as set forth in Section 5.2 constitute a breach of this Agreement and that Transporter shall not be liable to Shipper in damages, or otherwise, due to any such interruption of service.

       5.2 PRIORITIES OF INTERRUPTION - If, for whatever reason, Transporter is unable to transport all quantities of gas nominated by various shippers under their gas transportation agreements with Transporter (including Shipper's Gas hereunder), Transporter shall interrupt service thereunder in whole or in part on all or such portions of Transporter's system as may be necessary in Transporter's sole discretion; PROVIDED, HOWEVER, that Transporter will act as a reasonably prudent pipeline, subject to operating necessities, to interrupt service (on that portion or portions of its system where such interruption is required) in accordance with the following schedule of priorities, beginning with the first service to be interrupted and continuing in order as necessary to the last service to be interrupted:

       1. Interruptible intrastate transportation service and interruptible transportation service rendered pursuant to the NGPA.

       2.        Firm intrastate transportation service.

       Within priority 1, interruption shall be administered on the basis of the date of the contract, i.e., later contracts will be interrupted before earlier contracts. For contracts of the same date, service under the lowest priced contract will be interrupted first and service under the highest priced contract will be interrupted last. Within priority 2, interruption shall be administered pro rata according to all other shipper's pre-interruption percentage of capacity utilization during the prior Month; PROVIDED, HOWEVER, in the event Shipper did not ship Gas during the prior Month, then the last Month in which Shipper delivered Gas to Transporter hereunder, if any, during the immediately prior six (6) Month period shall be used to calculate the prorationing.

       5.3 INTERRUPTIBLE BLENDING - Transporter shall make reasonable efforts, at its sole discretion, from time-to-time, on a fully interruptible basis to allow Shipper to deliver Gas which does not meet the quality specifications in Article XII. In such cases, Transporter may provide blending which may involve Transporter commingling Gas with gas having different quality specifications from that of the Shipper's Gas. The rate for such blending is set forth at Section 6.3. To the extent the volume of Shipper's Gas falls below the minimum daily contract quantity provided pursuant to Section 3.3, Minimum Daily Contract Quantity, then Transporter may elect, at its sole discretion, to either: i) not transport Shipper's Gas or ii) transport Shipper's Gas and commingle it with any Gas belonging to Transporter or others' gas even if such commingling would render Shipper's Gas unable to be processed at King Ranch or other Delivery Point(s).

                                   ARTICLE VI
                                      RATE

       6.1 RATE - Transporter agrees to charge and Shipper agrees to pay Transporter each Month for the transportation service provided herein a rate equal to [omitted - confidential] for all Gas delivered to Transporter at the Receipt Point(s).

       6.2 FUEL ADJUSTMENT - In addition to any other amounts payable under this Agreement, Shipper shall furnish to Transporter an amount equal to [omitted - confidential] of Gas received at the Receipt Point(s) for fuel use for transportation.

       6.3       BLENDING FEES  -

                 (a) CO(2) BLENDING FEE - In addition to any other amounts payable under this Agreement and as payment for Transporter's CO(2) blending under Section 5.3 herein, Transporter will assess and Shipper will pay a [omitted - confidential] blending fee for Gas received at the Receipt Point(s) by Transporter which contains an amount of CO(2) (on a Monthly average basis) greater than the maximum CO2 requirements described in Section 12.1 plus .5%. An example calculation of this fee is as follows:

       For example, if Shipper delivers Gas to Transporter, on a Month average basis, containing 3.6 Mole percent (3.6 Mole %) CO(2) and the maximum CO(2) percent provided for in this Agreement is 2%, then Transporter shall assess a blending fee equal to [omitted - confidential] multiplied by the difference between the maximum CO(2) percentage in Section 12.1 plus .5% and the actual CO(2) Mole percent delivered by Shipper. This calculation would be [omitted - confidential] multiplied times each Mcf of Gas received at the Receipt Point(s) throughout the Month.

                 (b) BTU BLENDING FEE - In addition to any other amounts payable under this Agreement and as payment for Transporter's Btu blending under Section
5.3 herein, Transporter will assess and Shipper will pay a [omitted - confidential] blending fee for each Mcf of Gas received at the Receipt Point(s) by Transporter which on a Monthly average basis is below the minimum Btu/CF requirements described in Section

12.1.  An example calculation of this fee is as follows:

       For example, if the minimum required Btu/CF is 1050 Btu/CF and Shipper delivers Gas to Transporter, on a Monthly average basis, which is 1040 Btu/CF, Transporter shall assess a Btu blending fee equal to [omitted - confidential] multiplied by the difference between the actual Btu/CF quality of Shipper's Gas (1040 Btu/CF, for example) and the required minimum Btu/CF specification of 1050 Btu/CF. This calculation would be [omitted - confidential] multiplied by each Mcf of Gas received at the Receipt Point(s) throughout the Month.

       6.4 DEFICIENCY PAYMENT OR OVERAGE CREDIT - For any Deficiency or Overage calculated pursuant to Section 3.6, such Deficiency or Overage shall be multiplied by [omitted - confidential].

                                  ARTICLE VII
                                      TERM

       7.1 TERM - This Agreement is effective, regardless of when executed, on the Effective Date, and will continue for a primary term ending on December 31, 2006 ("PRIMARY TERM"), and will remain in effect on a Month-to-Month basis unless terminated by either Party by giving ninety (90) Days written notice to the other Party prior to the end of the Primary Term or any subsequent Month.

                                  ARTICLE VIII
                   NOMINATIONS, SCHEDULING, AND RATES OF FLOW

       8.1 NOMINATION - All quantities of Gas which are to be transported during any Month shall be scheduled for transportation prior to that Month by Shipper providing written notice no later than ten (10:00) a.m. Central Time (whether Standard or Daylight Savings Time) five (5) business Days prior to the Month of delivery. For all quantities that are to be scheduled or changed any Day after the first Day of any Month, Shipper will provide written notice by ten (10:00) a.m. Central Time (whether Standard or Daylight Savings Time) on the Day prior to the Day of the proposed change. Shipper's Receipt Point(s) and Delivery Point(s) nomination(s) shall remain in effect until the sooner of
i) Shipper's revision of said nomination(s) pursuant to the terms of this Agreement, or ii) the end of the Month. Following nominations, Transporter shall subsequently notify Shipper of the quantity that it can actually receive and deliver at each Receipt and Delivery Point. Transporter may waive any part of the notice requirement upon request if, in Transporter's sole judgment, operating conditions permit such waiver. Transporter and Shipper shall immediately inform each other of any other changes of deliveries. For both first of Month and intra-Month nominations, Shipper shall provide Transporter with such nominations, in writing, through the use of a Nomination Form attached hereto as Exhibit "C", hereby incorporated into this Agreement and made a part hereof for all purposes, or such other form as may be required by Transporter.

       8.2       RIGHT OF TRANSPORTER TO CONFIRM QUANTITY LOWER THAN NOMINATED
- Through the process of confirming Shipper's nomination(s), Transporter shall have the right to void or reduce Shipper nomination(s) at any time in accordance with customary industry practices on a non-discriminatory basis and according to Transporter's role as operator of the Receipt Point(s) and/or the Delivery Point(s) for any reasons, including, but not limited to, the following:

       (a)       Shipper does not tender Gas for transportation as nominated;

       (b) Transporter cannot confirm Shipper's nomination at the Receipt Point(s) and/or Delivery Point(s); and/or

       (c) Shipper's delivery or redelivery nomination is curtailed due to a lack of i) pipeline capacity, or ii) available gas to effect a delivery by displacement for the purpose of transporting all quantities of gas nominated by various shippers under gas transportation agreements with Transporter (including Shipper's Gas hereunder), and, as a result, Transporter interrupts service in accordance with Section 5.2. On any Day, all nominated and confirmed Gas which has been returned to Shipper by a third party pipeline downstream of the Delivery Point(s) shall be remarketed by Shipper with transportation provided, as available, hereunder. Failing the availability of transportation, such returned Gas shall be temporarily released from Shipper's dedication at Section 3.2 for the greater of: i) such period of time as transportation is not available on Transporter's system; or ii) a period of time mutually agreed, but not to exceed the remainder of the Month of such unavailability of transportation.

       8.3 RATE OF FLOW - The Gas to be received by Transporter hereunder shall be delivered by Shipper at uniform hourly and Daily rates of flow as nearly as practicable, but it is recognized that due to operating conditions the quantities of Gas received and delivered may not be in balance on any particular Day. In the event there is an imbalance (in terms of MMBtu) caused by differences in receipts and deliveries of Gas hereunder, Transporter shall notify Shipper of such imbalance and such imbalance shall be corrected in the manner set forth in
Article X.

       8.4 UPSTREAM AND DOWNSTREAM PARTIES - Shipper shall make, or cause to be made, all necessary arrangements with other pipelines, processors, or other parties upstream of the Receipt Point(s) or downstream of any Delivery Point(s) in order to effectuate Transporter's receipt or delivery of Shipper's Gas. Transporter's obligations under this Agreement are subject to Shipper making such necessary arrangements as are set forth in the immediately preceding sentence, and such arrangements must be coordinated with Transporter's Gas Control and Scheduling Department.

                                   ARTICLE IX
                                  ALLOCATIONS

       9.1 ALLOCATIONS AT THE RECEIPT POINT(S) AND DELIVERY POINT(S) - Except for allocation of Liquids which will be allocated according to Section
9.2 below, Transporter shall use all reasonable efforts to ensure that the quantities actually redelivered by Transporter at the Delivery Point(s) on behalf of Shipper are equal to the Equivalent Quantities as may have been adjusted pursuant to Section 8.2, above. Unless prohibited by applicable law or regulation, all receipts and deliveries and any Imbalance shall be determined and allocated each Day based upon such nominated and confirmed quantities and actual receipts and deliveries.

       In such instances when Transporter is receiving or delivering quantities of gas to any Receipt Point(s) or Delivery Point(s) on behalf of others and in addition to Shipper's Gas, then the difference on any Day between the total nominated and confirmed quantities at such point(s) and the total actual quantities received or delivered at such point(s) shall be allocated by Transporter among all shippers (including Shipper). When performing an allocation at any Receipt Point(s) or Delivery Point(s) the Transporter shall first make a reasonable effort to identify material differences by specific shipper(s) (including Shipper) and allocate the difference to such shipper(s). Such allocations shall be the sole responsibility of Transporter, and once the amounts are determined by Transporter and allocated to each shipper (including Shipper) such amount allocated shall be deemed accurate.

       9.2 ALLOCATIONS OF LIQUIDS AT THE DELIVERY POINT(S) - Shipper's Gas will be commingled with other gas which may enter Transporter's system at various points downstream of the Receipt Point(s). As a result, the commingled stream may not have the same natural gas liquid constituent composition or Btu content as the Gas received by Transporter at the Receipt Point(s). Because gas re-delivered at the Delivery Point(s) will have a different composition than Gas received at the Receipt Point(s), and because Transporter may re-deliver gas at the Delivery Point(s) for the account of others, including for the account of Shipper, an allocation by Transporter of delivered quantities (MMcf), MMBtu/CF, and Gas components back to each Receipt Point(s) is required.

       Transporter will allocate deliveries at the Delivery Point(s) for the account of Shipper as follows. However, it is understood by both Parties that for the first Year, the Btu/CF and the composition of Gas may be estimated as agreed between the Parties until Transporter installs sampling for allocation of Gas. If Transporter receives Gas from multiple Receipt Points, then the allocation will be based upon the blended Btu/CF and composition of all Gas from Shipper. The Btu/CF and composition of Gas received from the Receipt Point(s), will be determined through sampling and chromatographic analysis where practical or may be determined as shown in Exhibit "E". Likewise, the Btu and composition of all gas (including Gas received from the Receipt Point(s) under this Agreement) delivered at King Ranch will be determined through sampling and chromatographic analysis at King Ranch. Transporter's determinations of quantity and composition shall be provided to the Exxon King Ranch Plant and to Shipper by the fifth (5th) business Day of each Month for the prior Month's deliveries.

                                   ARTICLE X
                      BALANCING OF RECEIPTS AND DELIVERIES

       10.1 BALANCING - It is recognized that because of dispatching and other operational variations, from time to time it may be physically impossible or operationally impractical for an exact daily balancing of Gas receipts. For each Day, Transporter will determine any Imbalance calculated as the difference between Equivalent Quantities and total Transporter's actual MMBtu's delivered for Shipper's account at Delivery Point(s) ("IMBALANCE"). Such Imbalance(s) shall be eliminated as soon thereafter as practical through adjustments in nominations, confirmations, and/or physical deliveries and receipts of Gas or through the cash-out mechanism described in Section 10.2, below. Notwithstanding the above, Transporter can take any reasonable action necessary to prevent Shipper from intentionally creating or maintaining an Imbalance.

       10.2 RESOLUTION OF IMBALANCES - To the extent operationally practical for Transporter, both Parties shall cooperate and eliminate any Daily Imbalance(s), which include unresolved prior Days'('s) Imbalances by a subsequent Daily adjustment(s) in Gas nominations, confirmations and/or physical receipts and deliveries. Any such Imbalances remaining at the end of each Month which are less than or equal to five percent (#5%) of the Daily average for such Month shall be eliminated by a subsequent Daily adjustment(s) in Gas nominations, as soon as practical during the following Month. Month-end Imbalances which are greater than five percent ()5%) of the Daily average for such Month shall be eliminated by monetizing the entire amount of the Imbalance by multiplying the Imbalance by the simple average of each Day's gas price for such Month as found in Gas Daily (Pasha Publication, Inc.) or successor publication, in the section entitled "Daily Price Survey", the column entitled "Daily Midpoint", and under the listings applicable to a Basket Price (as described herein) i) multiplied by one-hundred and ten percent (110%) if Shipper owes Transporter Gas, and ii) multiplied by ninety percent (90%) if Transporter owes Shipper Gas. "BASKET PRICE" shall mean the simple average of each Day's price quote, as described above, for the geographic location closest in proximity to the Delivery Point(s) for the relevant Day for Houston Pipe Line, Midcon Texas Pipeline, the Agua Dulce hub, Koch Gateway, Tennessee Gas Pipeline - South Texas, and NGPL - South Texas. Should any element used in calculating the Basket Price no longer be available, the Parties shall, by mutual agreement, determine whether a substitute element is necessary. The monetary amounts owed by Shipper or by Transporter for that Month's cash-out will be debited or credited to the monetary amounts owed by Shipper to Transporter for that Month's transportation.

                                   ARTICLE XI
                                   PRESSURES

       11.1 PRESSURE AT RECEIPT POINT(S) - All Gas delivered at a Receipt Point(s) shall be delivered at pressures sufficient to enter Transporter's system at the working pressures maintained by Transporter at the Receipt Point(s) from time to time. Transporter shall not be obligated to receive Gas at pressures exceeding the Maximum Allowable Operating Pressures ("MAOP") prescribed under any applicable governmental regulations and in no event will such pressure exceed the MAOP of the system. Transporter's MAOP at the Conoco Fandango Receipt Point is 945 psig (959.65 psia).

       11.2 OVERPRESSURE PROTECTION - Both Shipper and Transporter are individually, not jointly, responsible for the installation and maintenance of overpressure protection equipment when necessary on their own, or their designee's, pipeline(s), valve(s) and any other interconnection equipment.

       11.3 ADDITIONAL COMPRESSION AND CO(2) FACILITIES - Notwithstanding anything herein to the contrary, and not as a breach of the requirements for delivery pressures set forth at Section 11.1, if Shipper cannot make deliveries of Gas to Transporter hereunder at pressures required by Section 11.1 or at CO(2) levels required by Section 12.1, then Shipper shall arrange with Transporter, or one of Transporter's affiliates, to install such facilities on Transporter's pipeline for the purpose of bringing Shipper's Gas into compliance with the requirements of Sections 11.1 and 12.1. No facilities shall be installed unless economically justifiable to Shipper as determined in good faith by Shipper. Any agreement between Shipper and Transporter, or one of Transporter's affiliates, will provide that the cost of such facilities will be recovered using a payout of capital investment over seven (7) years and a return on investment equivalent to the Prime Interest Rate plus five (5) percentage points; PROVIDED, HOWEVER, in the event the remaining period in the Primary Term is less than seven

(7) years then such rate shall be calculated to reflect the shortened time period or the Parties may agree to some other method of payment which will result in Transporter's full recoupment of the required capital investment within the foreshortened period of time at the same return on investment of five
(5) percentage points over the then existing Prime Interest Rate.

                                  ARTICLE XII
                                    QUALITY

       12.1 SPECIFICATIONS - The Gas delivered each Day by Shipper to Transporter at the Receipt Point(s) is to comply with the following requirements:

       (a) HYDROGEN SULFIDE - contain not more than one quarter (.25) grain per one hundred Cubic feet;

       (b) TOTAL SULFUR - contain not more than two (2) grain(s) per one hundred (100) Cubic feet;

       (c) CARBON DIOXIDE - contain not more than two percent (2%) by volume

       (d) GROSS HEATING VALUE - have a Gross Heating Value of not less than 1050 Btu/CF at the Receipt Point(s),

       (e)       FREE WATER - contain no free water;

       (f)       OXYGEN - contain not more than five (5) parts per million
                 (ppm) by volume;

       (g) WATER VAPOR - contain not more than seven (7) pounds per one million (1,000,000) Cubic feet;

       (h) SOLIDS - be commercially free of dust, gums, dirt, impurities and other solids;

       (i) MERCAPTANS - contain not more than five (5) ppm by volume;

       (j) TEMPERATURE - not have a temperature of less than forty degrees (40 degrees) Fahrenheit nor more than one hundred twenty-five degrees (125 degrees) Fahrenheit;

       (k)       NITROGEN - contain not more than two percent (2%) by volume;

       (l) NON-HYDROCARBONS - contain not more than four percent (4%) by volume. Typical non-hydrocarbons are, but are not limited to, helium, carbon dioxide, nitrogen, hydrogen sulfide and hydrogen.

       Notwithstanding the specifications set forth in this Article, neither Party nor its/their designee(s) shall dilute or inject any media, including but not limited to air or nitrogen into the Gas stream, or treat the Gas in any manner which will introduce or form any diluents, hazardous, toxic or other undesirable compounds in the gas system. Transporter has the right to either
(i) accept Gas that does not conform to the specifications above, or (ii) refuse delivery of the Gas that does not conform to the specifications above. Transporter's acceptance of Gas that does not conform to the quality specifications will not constitute a waiver of the specifications by Transporter in regard to Gas delivered in the future, nor will acceptance of the Gas without an express written waiver, constitute a waiver of any claims for damages resulting from delivery of Gas not meeting the specifications.

                                  ARTICLE XIII
                 METERING FACILITIES, MEASUREMENT, AND TESTING

       13.1 MEASURING EQUIPMENT - Transporter, or Transporter's designee, will designate the type of measuring equipment that will be utilized, and be the operator of the measurement facilities ("OPERATOR"). Shipper may install, maintain and operate, at its sole cost and expense, check measuring equipment; provided, that the equipment is to be installed in a manner that will not interfere with the operation of any other party's measuring equipment.

       13.2 ORIFICE METERS - Orifice meters installed in the measuring stations are to be constructed and operated in accordance with the American Petroleum Institute ("API") 14.3, Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, dated 1992, and will include the use of flange connections and, where necessary, straightening vanes.

       13.3 ELECTRONIC DEVICES - When and where electronic measurement and flow computers are utilized, the Gas received may have its volume, mass, gravity, composition or energy content determined and computed in accordance with applicable AGA standards including, but not limited to: API 14.3, 1992 edition; AGA Report No. 5, 1983 edition; AGA Report No. 6, 1971 edition; and AGA Report No. 7, 1984 edition. The Parties will use and accept the electronic derivations, measurements and calculations in lieu of mechanical recordings, chart integration and subsequent calculations.

       13.4 NOTICE - Operator will give reasonable notice for Shipper to have representatives present to observe the installation, changing, repairing, testing, calibration, or adjustment of Operator's measuring equipment used in measuring, of receipts or deliveries of Gas. If after proper notice, Shipper fails to have a representative present, the results of the tests shall nevertheless be considered accurate. The official charts or recordings or both from the measuring equipment will remain the property of Operator, but upon request by Shipper, Operator will submit its records and charts, together with calculations to Shipper for inspection and verification, subject to their return to Operator within thirty (30) Days after their receipt.

       13.5      TESTING AND CALIBRATION -

       (a) Operator will verify the accuracy, adjust and calibrate all recording devices used in the measurement of the receipt and delivery of Gas on at least a Monthly basis or will witness such calibration. Operator is not required to, but may elect to, adjust or calibrate the equipment more frequently, unless non-operator desires a special test to be performed as described in the Section 13.6 entitled Special Test.

       (b) If, during any test of the measuring equipment, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate through each meter in excess of one percent (1%) of the correct flow rate (whether positive or negative and using the correct flow rate as the percent error equation denominator), then any previous recording of such equipment will be corrected to zero (0) error for any period in which the error existed (and which is either known definitely, or agreed to by both Parties), and the total flow for the period redetermined in accordance with the provisions of Section 13.7 entitled Measurement Adjustment. If the period of error cannot be determined, or agreed upon, between the Parties, the correction will be made over a period extending over the last one-half (1/2) of the time elapsed since the date of the latest test, such correction period not to exceed fifteen (15) Days.

       (c) If, during any test of the measuring equipment, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed one percent (1%) of the adjusted flow rate (as described in part (b) of this Section), all prior recording will be considered to be accurate for quantity determination purposes.

       13.6 SPECIAL TEST - If Shipper desires a special test (a test not scheduled by Operator under Section 13.5 entitled Testing and Calibration) of any measuring equipment, seventy-two (72) hours advance written notice will be given to Operator, and both Parties will cooperate to secure a prompt test of the accuracy of the equipment. If the measuring equipment tested is found to meet the requirements of Section 13.5(c), or if an inspection of the primary measurement equipment indicates no problems, Operator has the right to bill and Shipper is to pay those costs.

       13.7 MEASUREMENT ADJUSTMENT - If, for any reason, any measurement equipment is (i) out of adjustment as defined in Section 13.5, (ii) out of service, or (iii) out of repair and the total calculated hourly flow rate through each meter is found to be in error by an amount described in

Section 13.5(b), the total quantity of Gas delivered will be redetermined in accordance with the first of the following methods which is feasible:

       (a) by using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as described in Section 13.5);

       (b) where parallel multiple meters exist, by calculation using the registration of such parallel meters; provided, that they are measuring Gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

       (c) by correcting the error by re-reading of the official charts, or by straightforward application of a correction factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation);

       (d) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

                                  ARTICLE XIV
                           MEASUREMENT SPECIFICATIONS

       The measurements of the quantity and quality of all Gas received and delivered hereunder shall be conducted in accordance with the following:

       14.1 UNIT OF VOLUME - The unit of volume for measurement is to be one (1) Cubic Foot of gas.

       14.2 VOLUME COMPUTATIONS - Computations of Gas volumes from measurement data shall be made in accordance with API 14.3, Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, dated 1992, and any subsequent amendments as mutually agreed upon. If electronic devices and flow computers are utilized, volumes will be determined in accordance with AGA Committee Report No(s). 5, 6, and 7, as specified in the Section titled Electronic Devices, and any subsequent amendments or revisions, as mutually agreed upon.

       14.3 TEMPERATURE MEASUREMENT - The temperature of the Gas is to be determined electronically, or by a recording thermometer, so installed that it may record the temperature of the Gas flowing through the meters. If the Parties do not consider the installation of such a recording thermometer to be necessary, other agreeable means of recording temperature may be used. The average temperature to the nearest one degree (1 degrees) Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

       14.4 SPECIFIC GRAVITY MEASUREMENT - At least Monthly, the specific gravity of the Gas will be determined by the chromatographic analysis of, at Operator's option, either a spot Gas sample or a continuous composite Gas sample. The specific gravity will be determined and calculated to the nearest one-thousandth (0.001). At least annually, however, an extended chromatographic test will be used to verify the heavier hydrocarbon content of the Gas and the affect on specific gravity.

       14.5 ADJUSTMENT FOR SUPERCOMPRESSIBILITY - Adjustments to measured Gas volumes for the effects of supercompressibility are to be made in accordance with accepted AGA standards. At least Monthly, Operator is to obtain representative carbon dioxide (CO(2)) and nitrogen (N(2)) mole fraction values for the Gas delivered, or received, as may be required to compute such adjustments in accordance with standard testing procedures. The calculation of supercompressibility will be taken from the AGA Report No. 8, dated December 1992, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, or at Operator's option, any subsequent revision to AGA Report No. 8.

       14.6 ASSUMED ATMOSPHERIC PRESSURE - An assumed atmospheric pressure of fourteen and four-tenths (14.4) psia will be utilized for measurement and calculation purposes, irrespective of any variation of the actual atmospheric pressure from the assumed atmospheric pressure.

       14.7 GROSS HEATING VALUE - At least Monthly, the Gross Heating Value of the Gas will be determined by a chromatographic analysis of, at Transporter's option, either a spot Gas sample or a continuous composite Gas sample.

       14.8 SAMPLES, ANALYSIS AND CALCULATION - One Gas sample will be physically taken at a suitable point to be representative of the flowing Gas stream to be used to provide the sampling requirements in the Sections titled Specific Gravity Measurement, Adjustment for Supercompressibility, and Gross Heating Value. The sample will be taken, handled and analyzed in accordance with the latest revision of Gas Processors Association (GPA Standards and Procedures GPA 1161, GPA 2166 and GPA 2174, as applicable. The specific gravity and Gross Heating Value are to be calculated and determined in accordance with GPA Standards - GPA 2172, GPA 2145, as applicable.

       14.9 OTHER TESTS - Other tests to determine water content, sulfur, and other impurities in the Gas will be conducted by Operator as necessary and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such test(s) will bear the cost of test(s) only if the Gas tested is determined not to be within the applicable specification(s), otherwise the requesting Party will bear the cost of such test(s).

       14.10 NEW TEST METHODS - If at any time during the term of this Agreement a new method or technique is developed with respect to Gas measurement, the new method or technique may be substituted for the method or technique identified in this Article, when the method or technique meets the currently accepted standards of the American Gas Association, and if mutually agreed to by the Parties.

                                   ARTICLE XV
                                 FORCE MAJEURE

       15.1 FORCE MAJEURE - If either Transporter or Shipper is rendered unable, wholly or in part, by force majeure to perform or comply with any obligation or condition of this Agreement, such obligation or condition shall be suspended during the continuance of the inability so caused and such Party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period; provided, the obligation to make payments then due for Gas received shall not be suspended and the cause for suspension (other than strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. The Party suffering any such force majeure shall give notice and reasonably full particulars to the other Party as soon as reasonably possible upon the occurrence of such event. Settlement of strikes and lockouts shall be wholly within the discretion of the Party having the difficulty. The term "FORCE MAJEURE" shall include, without limitation by the following enumeration: acts of God; the public enemy; the elements; fire; accidents; breakdowns; the need to repair, maintain or alter machinery, lines of pipe, or plants and equipment; strikes and any other industrial, civil, or public disturbance, the inability to obtain materials, supplies, permits or labor; and any laws, orders, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military; and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure, and which, by the exercise of due diligence, such Party is unable to overcome.

                                  ARTICLE XVI
                              BILLING AND PAYMENT

       16.1 ACCOUNTING STATEMENTS - Transporter shall render to Shipper, on or before the fifteenth (15th) Day of each Month i) a statement setting forth, with respect to all Gas received by Transporter during the preceding Month at the Receipt Point(s), the total quantity and the Gross Heating Value of said Gas, ii) a statement setting forth, with respect to all Gas redelivered to Shipper during the preceding Month at the Delivery Point(s), the total quantity and the Gross Heating Value of said Gas, iii) the transportation charge therefor Transporter may initially bill on estimates if all actual information is not available at the time the statement is to be sent. On or before the last Day of such Month, the Shipper shall make payment by wire transfer, in accordance with wire transfer instructions on the invoice, to Transporter for all Gas received by Transporter for Shipper at the Receipt Point(s) during the preceding Month ("PAYMENT DUE DATE").

       16.2 LATE PAYMENT - In the event Shipper fails to pay any amount due Transporter when the same is due, the unpaid balance shall bear interest from the due date until the date when same is paid at the Prime Interest Rate, plus one percent (1%), each change in the Prime Interest Rate to be effective without notice on the effective date of each change; PROVIDED, HOWEVER, the Prime Interest Rate chargeable hereunder shall never exceed the maximum non-usurious rate of interest allowed by applicable law. In the event such failure to pay continues for a period of forty-five (45) Days or more past the Payment Due Date, Transporter may, in addition to its other remedies, terminate this Agreement (Shipper's obligations to pay any amounts then due and owing to Transporter shall survive such termination).

       16.3 ERRORS AND DISPUTES IN STATEMENTS - In the event an error is discovered in the amount billed in any statement rendered by Transporter, such error shall be adjusted within thirty (30) Days of the discovery of the error. In the event a dispute arises as to the amount payable in any statement rendered, Shipper shall nevertheless pay the undisputed amount to Transporter under the statement rendered pending resolution of the dispute. Acceptance of such payment shall not be deemed to be a waiver by Transporter to recoup any underpayment, which shall be paid by Shipper. The subsequent payment of a disputed amount shall bear interest as provided in this Article, from its original due date until paid.

       16.4 EXAMINATION OF BOOKS AND RECORDS - Each Party shall have the right at reasonable hours on business Days to examine the books and records of the other to assure compliance with the terms of this Agreement. If any such examination reveals an error in billing, the necessary adjustments and payment shall be made within thirty (30) days of a final determination.

       16.5 AUDIT RIGHTS - The Parties agree the right to audit the books and records hereunder shall be limited and Parties right to audit records will be limited to a period of two (2) years following the date of any invoice or payment.

                                  ARTICLE XVII
                                    NOTICES

       17.1 NOTICES - All notices required hereunder shall be sent to the following addresses:

          TRANSPORTER:                    FOR PAYMENTS ONLY:
          -----------                     -----------------
                                          Lobo Pipeline Company
                                          P.O. Box 1267
                                          Ponca City, OK 74603
                                          Attn: Gas Revenue, 300-9 NT

                                          FOR ALL OTHER MATTERS:
                                          ---------------------
                                          Lobo Pipeline Company
                                          Attn: Texas Transportation Coord.
                                          P.O. Box 2197
                                          Houston, TX  77252-2197

              SHIPPER:                    FOR STATEMENTS:
              -------                     --------------
                                          TransTexas Gas Corp.
                                          1300 North Sam Houston Parkway East
                                          Houston, TX  77032
                                          Attn: Natural Gas Accounting

                                          FOR NOTICES AND CORRESPONDENCE:
                                          ------------------------------
                                          TransTexas Gas Corp.
                                          Attn:  Transportation Coordinator
                                          1300 North Sam Houston Parkway East
                                          Houston, TX  77032

                                 ARTICLE XVIII
                                     TAXES

         In addition to paying the transportation rate and other fees and adjustments provided in the Agreement, Shipper shall also reimburse Transporter for Taxes and certain other fees as follows:

         18.1 TAX REIMBURSEMENT - Shipper shall reimburse Transporter for Taxes, except income taxes, which are levied upon and/or paid by Transporter with respect to the transportation services performed for the Gas hereunder and under the terms of this Agreement.

         18.2 REIMBURSEMENT OF FEES - Shipper shall reimburse Transporter for any and all filing fees in connection with transportation services rendered to Shipper hereunder that Transporter is required to pay by any governmental authority having or asserting jurisdiction.

                                  ARTICLE XIX
                            GOVERNMENTAL REGULATIONS

         19.1    GENERAL -
         (a) This Agreement and all rates, terms, services and operations hereunder are subject to all present and future applicable federal and state laws and the applicable ordinances, orders, rules and regulations of any local, state or federal governmental authority having or asserting jurisdiction; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, ordinance, order, rule, or regulation, or operating statement in any forum having jurisdiction in the premises except that Shipper agrees not to oppose any filing related to this Agreement which would not adversely affect Shipper's rights hereunder.

         (b) If at any time during the term of the Agreement any governmental authority shall take any action as to Transporter whereby: i) the receipt, transportation or other services and delivery of gas throughout its Lobo Pipeline Company system shall be proscribed or subjected to terms, conditions, regulations, restraints or rate or price controls that are unduly burdensome to Transporter, Transporter may suspend affected activities, seek regulatory approval or waivers to continue such action, or Transporter may cancel and terminate this Agreement and the Interruptible Agreement; or ii) the effect of i) above is to increase Shipper's Section 6.1 rate or reduce Gas transportation volumes, and either is unduly burdensome to Shipper, Shipper may seek regulatory waiver or Shipper may cancel and terminate this Agreement and the Interruptible Agreement.

         19.2 FILINGS - Transporter shall file all necessary reports and/or notices required by the Railroad Commission of Texas or any other entity having jurisdiction over the matters set forth in this Agreement, and Shipper shall provide Transporter with any necessary compliance information requested by Transporter in connection with preparing such reports as they pertain to Shipper.

                                   ARTICLE XX
                                 MISCELLANEOUS

         20.1 HEADINGS AND SUBHEADINGS - The headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the Parties hereto and shall not be used to aid in any manner in construing this Agreement.

         20.2 WAIVER - No waiver by either Party of any one or more defaults by the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

         20.3 THIRD PARTY COMPLIANCE - In the event it becomes necessary for any designee(s) of Shipper or Transporter to perform so that the obligations of Shipper or Transporter may be fulfilled hereunder, Shipper and Transporter agree to use reasonable efforts to cause their respective designee(s), under the terms of a separate agreement if necessary, to perform so that such obligations under the terms of this Agreement may be fulfilled.

         20.4 ASSIGNMENT - This Agreement shall extend to and be binding upon the successors and assigns of the Parties hereto, but may only be assigned in whole by Shipper; provided, further, that no assignment can be made without the prior written consent of the Transporter, which consent may not be unreasonably withheld.

         20.5 FACILITIES - The measurement and appurtenant facilities required at the Receipt Point(s) and Delivery Point(s) shall be installed, owned, operated and maintained by Transporter.

         20.6    GOVERNING LAW - AS TO ALL MATTERS OF CONSTRUCTION AND

INTERPRETATION, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

         20.7 NO THIRD PARTY BENEFICIARY - It is expressly understood that there is no third party beneficiary to this Agreement, and that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party, successor or assignee of a Party hereto.

         20.8 AGREED DISPUTE RESOLUTION - It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement that if the Parties hereto or their respective successors, assigns, heirs, or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration in accordance with that certain Dispute Resolution Agreement made effective as of July 1, 1996, between the Parties hereto, and others, the terms and provisions of which are incorporated by reference herein.

         20.9 DAMAGE LIMITATIONS - Notwithstanding anything to the contrary herein, neither Party shall be liable for or otherwise responsible to the other Party for punitive, consequential, or incidental damages or for lost profits which arise out of or relate to this Agreement or the performance or breach thereof.

         20.10 JOINT EFFORT - The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.

         20.11 FACSIMILE - Facsimile copies of all notices and correspondence hereunder, including signatures thereon, shall constitute original copies thereof and shall be as binding on the Parties hereto as the original. The sending Party shall, within five (5) business Days of the date of any facsimile transmission, send to the receiving Party an original of any notice or correspondence transmitted by facsimile, other than nominations.

         20.12 CONDUCT OF THE PARTIES - The Parties shall use good faith in all matters relating to this Agreement. The phrase "GOOD FAITH" whenever used in this Agreement shall have the meaning set forth in the Tex. Bus. & Com. Code Ann. Section 1.201(19) (Tex. UCC) (Vernon 1994).

         20.13 ENTIRETY OF AGREEMENT - This Agreement including the Exhibits contains the entire agreement of the Parties with respect to the matters covered hereby. No other agreement, statement, or promise made by any Party, or to any employee, officer, or agent of any Party, which is not contained in this Agreement shall be binding or valid.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on this the 30th day of May, 1997, to be effective as of the Effective Date.


LOBO PIPELINE COMPANY                      TRANSTEXAS GAS CORPORATION

By: /s/ BARRY L. OAKES                     By: /s/ ARNOLD BRACKENRIDGE
   -------------------------------            ---------------------------------
Name: BARRY L. OAKES                       Name: ARNOLD BRACKENRIDGE
     -----------------------------              -------------------------------
Title: Vice President                      Title: President
      ----------------------------               ------------------------------

                  INTRASTATE FIRM GAS TRANSPORTATION AGREEMENT
                                  EXHIBIT "A"
                               RECEIPT POINT(S)*


POINT DESCRIPTION                                       TRANSPORTER METER NUMBER
1) CONOCO FANDANGO -The interconnection                 Meter #11032
between Midcon North Bob West Pipeline
and Transporter





         * Shipper warrants that all Gas received at the Receipt Point(s) has not previously flowed in "interstate commerce", as that phrase is defined in the Natural Gas Act of 1938, Sec. 2.(7).

                  INTRASTATE FIRM GAS TRANSPORTATION AGREEMENT
                                  EXHIBIT "B"
                               DELIVERY POINT(S)


POINT DESCRIPTION                              TRANSPORTER METER NUMBER
EXXON KING RANCH PLANT inlet                   Meter #'s 1070 & 1071
located in Kleberg Co.


                                      B-1